Exhibit 99.1

News Release

Superior Industries Reports First Quarter 2018 Financial Results

First Quarter 2018 Highlights:

•	Record unit shipments of 5.5 million, up 95% year-over-year

•	Record net sales of $386.4 million; record Value-Added Sales of $207.4 million

•	Value-Added Sales per wheel of $37.46 compared to $33.58 in 2017

•	Net income of $10.3 million; earnings per diluted share of $0.07, includes the impact from acquisition-related items of ($2.0) million, or ($0.08) per diluted share

•	Record Adjusted EBITDA of $52.2 million, up 173% year-over-year

•	2018 Outlook reaffirmed

SOUTHFIELD, MICHIGAN – May 9, 2018 – Superior Industries International, Inc. (“Superior”) (NYSE:SUP), one of the world’s leading aluminum wheel suppliers for OEMs and the European aftermarket, today reported financial results for the first quarter ended March 31, 2018.

“Our first quarter of 2018 represented a record start to the year, extending our momentum from the end of 2017. Driven by the combination of solid volume, improved performance in our North American operations, and the addition of our European business, Value-Added Sales increased 117% and Adjusted EBITDA grew 173%,” commented Don Stebbins, President and Chief Executive Officer. “The combination of our European and North American teams into one global organization is benefitting our performance. While we are pleased with our first quarter results, we have substantial opportunities to gain additional efficiencies as we continue to capitalize on the secular changes in the market.”

First Quarter Results

Wheel unit shipments were 5.5 million in the first quarter of 2018, an increase of 94.8%, compared to first quarter unit shipments of 2.8 million in the prior year period. The increase in unit shipments was primarily due to the inclusion of our European operations as well as higher unit shipments in North America.

Net sales for the first quarter of 2018 were $386.4 million, compared to net sales of $174.2 million in the first quarter of 2017. Value-Added Sales, a non-GAAP financial measure defined as net sales less pass-through charges, primarily for the value of aluminum, were $207.4 million for the first quarter of 2018, a 117% increase compared to the first quarter of 2017. See “Non-GAAP Financial Measures” below and the reconciliation of consolidated net sales to Value-Added Sales in this press release.

Gross profit for the first quarter of 2018 was $50.0 million, compared to $19.2 million in the prior year period. Gross profit as a percentage of Value-Added Sales was 24.1% compared to 20.1% in the prior year period. The increase in gross profit was due mainly to an overall strong sales performance, increased operational efficiency in North America, and the addition of the European business unit.

Selling, general and administrative expenses for the first quarter were $22.4 million, or 5.8% of net sales, compared to $15.3 million, or 8.8% of net sales in the prior year period. The increased expense was largely driven by the inclusion of Superior’s European operations.

Income from operations for the first quarter of 2018 was $27.6 million, compared to income from operations of $3.9 million in the prior year period. Income from operations as a percentage of Value-Added Sales was 13.3% for the first quarter of 2018 compared to 4.1% of Value-Added Sales in the prior year period. Income from operations in the prior year period was negatively impacted by transaction expenses incurred as a result of the acquisition of the European operations.

The provision for income taxes for the first quarter of 2018 was $3.4 million, resulting in an effective tax rate of 24.6%. This compares to an income tax provision in the first quarter of 2017 of $0.2 million and an effective tax rate of 6.0%. The higher tax rate was the result of the mix of earnings among tax jurisdictions now incorporating European operations and a discrete tax expense of $1.7 million based on an adjustment to provisional amounts related to tax reform.

For the first quarter of 2018, the Company reported net income of $10.3 million, and earnings per diluted share of $0.07, including the impact from acquisition-related items of ($2.0) million, or ($0.08) per diluted share. This compares to $3.1 million of net income, or $0.12 per diluted share, in the first quarter of 2017.

Adjusted EBITDA, a non-GAAP financial measure, reached a record-level of $52.2 million, or 13.5% of net sales, for the first quarter of 2018. This compares to $19.1 million, or 11.0% of net sales, for the first quarter of 2017. Adjusted EBITDA as a percentage of Value-Added Sales was 25.2% compared to 20.0% in the prior year period. See “Non-GAAP Financial Measures” below and the reconciliation of net income to Adjusted EBITDA in this press release.

Financial Position and Cash Flow

The Company reported net cash provided by operating activities of $14.4 million in the first quarter of 2018 compared to cash used by operating activities of $1.6 million during the first quarter of 2017. Cash used for capital expenditures to support the ongoing maintenance, as well as expansion and enhancement of our product portfolio of products and technologies amounted to $22.7 million.

During the first quarter of 2018, the Company paid common dividends of $2.3 milllion and preferred dividends of $7.2 million.

2018 Outlook

Based on the current outlook for the year, Superior is reaffirming its full year 2018 Outlook provided on January 17, 2018 as follows:

•	Superior expects net sales to be in the range of $1.45 billion to $1.50 billion, driven by unit shipments of 21.25 million to 21.6 million.

•	Value-Added Sales are expected to be in the range of $800 million to $835 million.

•	Adjusted EBITDA is expected to be between $185 million and $200 million.

•	Capital expenditures are expected to be approximately $95 million.

•	Cash flow from operations is expected to be between $160 million and $180 million.

•	Effective Tax Rate is expected to be between 10% to 15%.

Mr. Stebbins concluded, “Today, we are reaffirming our 2018 Outlook, which reflects stable North American light truck and vehicle production as compared to last year and moderate production growth in Europe. We are pleased that the initiatives we are implementing to drive improvement in our North American operations are yielding results; however, there is more work to be done. We remain tremendously optimistic and excited about the prospects ahead of Superior, our strategic position in the market, and our capabilities. We will continue to focus on further differentiating ourselves through investments in product innovation, product quality, and exceptional customer engagement, and are confident that we are well-positioned to drive long-term sustainable growth and profitability for our shareholders.”

Value-Added Sales and Adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Information”. In reliance on the safe harbor provided under section 10(e) or Regulation S-K, Superior has not quantitatively reconciled differences between Adjusted EBITDA presented in the 2018 Outlook to net income, the most comparable GAAP measure, as Superior is unable to quantify certain amounts that would be required to be included in net income without unreasonable efforts and due to the inherent uncertainty regarding such variables. Superior also believes that such reconciliation would imply a degree of precision that could potentially be confusing or misleading to investors. However, the magnitude of these amounts may be significant.

Conference Call

Superior will host a conference call beginning at 8:00 AM ET on Wednesday, May 9, 2018. The conference call may be accessed by dialing (800) 289-0438 for participants in the U.S./Canada or +1 (323) 794-2423 for participants outside the U.S./Canada using the required conference ID 5033195. The live conference call can also be accessed by logging into the Company’s website at www.supind.com. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

During the conference call, the Company’s management plans to review operating results and discuss other financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates and partners with customers to design, engineer, and manufacture a wide variety of innovative and high quality products utilizing the latest lightweighting and finishing technologies. Superior also maintains leading aftermarket brands including ATS, RIAL, ALUTEC, and ANZIO. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange and is a component of Standard & Poor’s Small Cap 600 and Russell 2000 Indices. For more information, please visit www.supind.com.

Non-GAAP Financial Information

In addition to the results reported in accordance with GAAP included throughout this earnings release, this release refers to “Adjusted EBITDA,” which Superior has defined as earnings before interest, income taxes, depreciation, amortization, plant closure costs, acquisition and integration costs, and change in fair value of preferred derivative and “Value-Added Sales,” which Superior defines as net sales less pass-through charges primarily for the value of aluminum.

Management believes the non-GAAP financial measures used in this press release are useful to management and may be useful to investors in their analysis of the Company’s financial position and results of operations. Further, management uses these non-GAAP financial measures for planning and forecasting future periods. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different from similar measures used by other companies.

For reconciliations of Adjusted EBITDA and Value-Added Sales to the most directly comparable financial measures calculated and presented in accordance with GAAP, see the attached supplemental data pages which, together with this press release, have been posted on the Company’s website through the “Investors” link at www.supind.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “may,” “should,” “could,” “will,” “expects,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, the 2018 Outlook included herein, the Company’s ability to integrate its European operations acquired in 2017, and the Company’s strategic and operational initiatives, product mix and overall cost improvement and are based on current expectations, estimates, and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks, and uncertainties discussed in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year-ended December 31, 2017, and other reports from time to time filed with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward looking statements when evaluating the information presented in this press release. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Superior Investor Relations:

Troy Ford

(248) 234-7104

Investor.Relations@supind.com

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in Millions, Except Per Share Amounts)

	Three Months
	1Q 2018	1Q 2017
Net Sales	$386.4	$174.2
Cost of Sales	336.4	155.0

Gross Profit	$50.0	$19.2
SG&A	22.4	15.3

Income From Operations	$27.6	$3.9
Interest Expense, net	(11.9)	(0.3)
Other Expense, net	(2.9)	(0.3)
Change in Fair Value of Preferred Derivative	0.9	—

Income Before Income Taxes	$13.7	$3.3
Income Tax Provision	(3.4)	(0.2)

Net Income	10.3	3.1
Earnings Per Share:
Basic	$0.07	$0.12
Diluted	$0.07	$0.12
Weighted Average and Equivalent Shares Outstanding for EPS (in Thousands):
Basic	24,936	25,030
Diluted	24,980	25,135

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in Millions)

	FY 2018	FY 2017
Current Assets	$448.8	$417.4
Property, Plant and Equip, net	552.2	536.7
Investments and Other Assets	616.8	597.2

Total Assets	$1,617.8	$1,551.3

Current Liabilities	$208.3	$195.1
Long-Term Liabilities	780.7	765.8
Redeemable Preferred Shares	148.9	144.7
Uniwheels Noncontrolling Redeemable Equity	55.6	—
Shareholders’ Equity	424.3	393.8
Noncontrolling Interest	—	51.9

Total Liabilities and Shareholders’ Equity	$1,617.8	$1,551.3

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in Millions)

	Three Months Ended
	1Q18	1Q17
Cash Flow Provided (Used) by Operating Activities	$14.4	($1.6)
Capital Expenditures	(22.7)	(16.9)

Cash Flow Provided (Used) by Investing Activities	($22.7)	($16.9)
Net Debt Repayments	(1.8)	—
Cash Dividends	(9.5)	(4.5)
Stock Repurchases	—	(5.0)
Payments Related to Tax Withholdings for Stock-Based Compensation	(0.6)	(1.0)

Cash Flow Provided (Used) by Financing Activities	($11.9)	($10.5)
Effect of Exchange Rate on Cash	(2.9)	—

Net Change in Cash	($23.1)	($29.0)
Cash—Beginning	46.4	57.8

Cash—Ending	$23.3	$28.8

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Earnings Per Share Calculation (Unaudited)

(Dollars and Shares in Millions)

	Three Months
	1Q 2018	1Q 2017
Basic EPS Calculation
Net Income	$10.3	$3.1
Less: Accretion of preferred stock	(4.1)	—
Less: Redeemable preferred stock dividends	(3.9)	—
Less: Dividends to Uniwheels Noncontrolling Redeemable Equity	(0.6)	—

Numerator	$1.7	$3.1
Denominator: Weighted avg. shares outstanding	24.9	25.0

Basic income per share	$0.07	$0.12

Diluted EPS Calculation
Net Income	$10.3	$3.1
Less: Accretion of preferred stock	(4.1)	—
Less: Redeemable preferred stock dividends	(3.9)	—
Less: Dividends to Uniwheels Noncontrolling Redeemable Equity	(0.6)	—

Numerator	$1.7	$3.1
Weighted avg shares outstanding-Basic	24.9	25.0
Dilutive stock options and restricted stock units	0.1	0.1

Denominator: Weighted avg. shares outstanding	25.0	25.1
Diluted income per share	$0.07	$0.12

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Impact of Acquisition-related Items on EPS (Unaudited)

(Dollars in Millions, except EPS amounts)

	Q1 2018 Before Tax Net Income Impact	Location on Income Statement
M&A and Integration Costs	(3.2)	SG&A
Change in Fair Value of Preferred Derivative	0.9	Other Income

Total Impact	$(2.3)
After Tax Net Income Impact	$(2.0)
Impact to Earnings Per Share	$(0.08)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Non-GAAP Financial Measures (Unaudited)

(Dollars in Millions)

Value Added Sales	Three Months
	1Q 2018	1Q 2017
Net Sales	$386.4	$174.2
Less:
Aluminum Value and Outside Service Provider Costs	(179.0)	(78.7)

Value Added Sales	$207.4	$95.5

Adjusted EBITDA	Three Months
	1Q 2018	1Q 2017
Net Income	$10.3	$3.1
Adjusting Items:
- Interest Income, net	11.9	0.3
- Income Tax Provision	3.4	0.2
- Depreciation	17.5	8.4
- Amortization	6.8	—
- M&A and Integration Costs	3.2	6.9
- Change in Fair Value of Preferred Derivative	(0.9)	—
- Closure Costs (Excluding Accelerated Depreciation)	—	0.2

	$41.9	$16.0

Adjusted EBITDA	$52.2	$19.1

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Non-GAAP Financial Measures (Unaudited)

(Dollars in Millions)

Outlook for Full Year 2018 Value-Added Sales	Outlook Range
Net Sales Outlook	$1,450.0	$1,500.0
Less:
Aluminum Value and Outside Service Provider Costs	(650.0)	(665.0)

Value-Added Sales Outlook	$800.0	$835.0